Exhibit 10.2

RULE OF 70 RETIREMENT AGREEMENT

This Rule of 70 Retirement Agreement (this “Agreement”) is entered into by and between Equity Residential (“Equity” or the “Company”) and David Santee (“Executive”) as of February 28, 2018.

Witnesseth

Whereas, Executive is currently an officer of Equity and an employee of an Equity affiliate;

Whereas, Executive is under the age of 62 and has elected to voluntarily retire, effective January 1, 2019, (the “Retirement Date”), in accordance with the Rule of 70 retirement provisions of Equity’s Share Incentive Plans, after which he will no longer will be an officer or employee; and

Whereas, Executive and Equity wish to memorialize certain terms and conditions relating to Executive’s retirement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Equity and Executive voluntarily and knowingly agree as follows:

1.

Through and including June 30, 2018 (the “COO Transition Date”), Executive will continue to serve as Chief Operating Officer of the Company and fulfill all of the customary duties and responsibilities of that position, while also assisting in the orderly transition of his responsibilities to Michael Manelis (“New COO”), currently Executive Vice President-Property Operations of the Company.  After the COO Transition Date and through the Retirement Date, Executive shall serve the Company as Executive Vice President-Property Operations reporting to the Chief Executive Officer, and in such position shall provide ongoing services to the Company regarding property management operations as requested from time to time by the Chief Executive Officer, such as continuing the orderly transition of responsibilities, providing support for earnings calls, budgeting, personnel matters, expense management, and other duties.

2.

Executive will receive his regular base pay for service through and including the Retirement Date, will not receive any severance relating to his or her retirement, and will continue to be reimbursed for reasonable and necessary business expenses incurred between the date hereof and the Retirement Date (so long as any final travel and expense reports are submitted to Equity no later than 90 days following the Retirement Date). Executive shall also be paid for unused vacation days and trading days pursuant to Equity policy.

3.Executive is entitled to receive an annual performance equity grant and annual performance bonus for services provided during the full year 2018 (as determined under the Company’s Annual Incentive Plan which is part of the Company’s 2018 Executive Compensation Program with goals, weightings and metrics approved by Equity’s Compensation Committee and Board of Trustees anticipated to occur in March, 2018), if, and at a time of payment and/or grant, approved by Equity’s Compensation Committee and Board of Trustees for all executive officers as part of the normal year-end process, subject to normal pool adjustments.

4.As a condition to the receipt of the benefits described in sections 3 and 5 of this Agreement, Executive agrees that within twenty-one (21) days after the Retirement Date, he will sign and be bound by the original of the General Release and Waiver Agreement (“Release”) attached to this Agreement as Exhibit A. The benefits hereunder shall be effective following the effective date of such Release.

5.

All of Executive’s current and future grants of equity-linked compensation, including any shares to be issued or restricted units to be retained under Equity’s 2016, 2017 and 2018 LTI Plans (a/k/a Performance Share Plans), will continue to vest per their original vesting schedule (subject to immediate vesting upon the occurrence of Executive’s death or disability), any restricted units shall continue to be subject to any potential book-up events, and all share options will continue to be exercisable for the balance of the applicable ten-year option period, subject in each case to Executive’s compliance with this Agreement’s non-competition and employee non-solicitation provisions as well as the covenants in Section 9(c).  The non-competition and employee non-solicitation provisions shall remain in effect until such time as Executive no longer has any unvested equity-linked compensation or vested but un-exercised share options. Executive, at any time, may forfeit his or her unvested equity-linked compensation or vested but un-exercised share options by providing written notice to Equity’s General Counsel, after which the non-competition and employee non-solicitation restrictions shall be void.  If Executive violates the non-competition and non-solicitation restrictions or the covenants in Section 9(c) after the Retirement Date, in addition to Equity’s other remedies, all Executive’s unvested equity-linked compensation and vested but un-exercised share options at the time of the violation will be void unless Equity’s Compensation Committee agrees otherwise.

6.

Executive agrees that from the Retirement Date until such time as Executive no longer has any unvested equity-linked compensation or vested but un-exercised share options, Executive shall not engage in any activity or investment that competes with the business of Equity, which shall be defined as the acquisition, development and management of residential properties in various markets within the United States. Whether a particular activity or investment is prohibited by this Agreement will be based on the totality of the facts and circumstances relating to that activity or investment, provided that the following activities and investments will not be deemed prohibited:

i.	passive and non-controlling investments in residential companies or properties; and
ii.	activities, or active or controlling investments, in residential companies or properties that meet all of the following requirements:
a)	do not, in the aggregate, have a gross asset value in excess of $250 million; and
b)	at the time of such investment/commencement of activity, are not located in: (1) any of Equity’s markets; or (2) any other market in which Equity conducted business since January 1, 2010.
7.

Executive further agrees that for the time period referenced in paragraph 6 above, he will not, either directly or indirectly, either on his or her own behalf or on behalf of any other party, induce any Equity employee to leave Equity’s employ or solicit for employment any employee of Equity.

8.

Executive understands that if he fails to fulfill the obligations under Sections 6 and 7 above and 9(c) below, Equity will suffer irreparable injury, and the damages to Equity would be difficult to ascertain.  Executive acknowledges and agrees that due to the uniqueness of his or her services and the confidential, proprietary and material nature of company information, trade secrets, and business relationships he possesses, the covenants set forth herein are reasonable and necessary for the protection of the legitimate business interests of Equity.

9.

a.If Executive is a participant under the Company’s Development Incentive Plan (“DIP Plan”), this retirement shall qualify as a “Qualified Termination” of employment under the DIP Plan and the proration, payout and vesting provisions in such DIP Plan (as it may have been modified from time to time) shall control.

b.As Executive is a participant under the Company’s LTI Plan (a/k/a Performance Share Plan), this retirement shall qualify as a “Qualified Termination” of employment under such Plan as of the Retirement Date and the proration, payout and vesting provisions in such plan shall control.  Notwithstanding anything in this Agreement to the contrary, Executive will not receive a grant or award under the 2019 LTI Plan expected to be established on January 1, 2019.

c.Executive agrees that after the Retirement Date, and upon request, he will cooperate with and assist Equity from time to time in the investigation and defense of claims brought by or against Equity, and Equity shall reasonably compensate Executive for his time and efforts.  Executive agrees to immediately notify Equity’s General Counsel in the event he is contacted by any party (including, without limitation, process servers) seeking to institute or associate Executive with legal proceedings that involve Equity or Executive’s service at Equity.  Executive agrees not to make false or disparaging remarks about Equity or any Equity executive officer or trustee, and furthermore Executive will not use for his own benefit or disclose to any third party any confidential information regarding Equity, including without limitation, information regarding Equity’s internal policies and procedures, financial performance or condition, business plans or strategies, or employees, unless required to do so by law, in which case he shall promptly notify Equity’s General Counsel prior to such disclosure if reasonably practicable.

10.

This Agreement sets forth all of the terms and conditions of the agreement between the parties on the matters set forth in this Agreement and shall be considered and understood to be a contractual commitment and not a mere recital.  This Agreement shall be binding upon Equity and its successors and assigns and upon Executive and his agents, heirs, executors, representatives and assigns.  Each party shall bear and pay his or its own costs and attorneys’ fees with regard to the negotiations involved with entering into this Agreement.

11.

A waiver of any right under this Agreement must be in writing to be effective.  If any portion of this Agreement is held invalid by operation of law, the remaining terms of this Agreement shall not be affected.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, (without giving effect to the conflict of laws principles thereof) except to the extent federal laws apply.

12.

Equity and Executive agree that any claim, lawsuit or other litigation directly or indirectly arising from or related to this Agreement shall not be governed by any arbitration agreement that may exist between Equity and the Executive, but rather shall be instituted exclusively in a federal or state court of competent jurisdiction in Cook County, Illinois.  In the event of a breach by either party of any term of this Agreement, in addition to injunctive relief or any other damages, the non-breaching party may recover all costs and expense reasonably incurred by it in enforcing this Agreement or defending against a suit brought in violation of this Agreement, including reasonable attorneys’ fees.

13.

Executive acknowledges that this Agreement constitutes written notice from Equity that it advises Executive to seek legal counsel before signing this Agreement, and that he has had an opportunity to do so.

14.

In case any one or more of the provisions contained in this Agreement shall, for any reason under the laws of the jurisdiction, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability under the laws of such jurisdiction shall not affect any other provisions of this Agreement, but this Agreement shall be construed to minimize the effect of such invalid, illegal or unenforceable provision and to give the greatest effect to the transactions contemplated by this Agreement; provided, however, that any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate such provision in any other jurisdiction.

15.

This Agreement cannot be modified, withdrawn, rescinded or supplemented in any manner after the date upon which it is executed except in a writing signed by both parties.  Executive acknowledges that in executing this Agreement he does not rely on any inducements, promises or representations made by Equity other than those expressly stated herein.  Executive further declares that he has read this Agreement and fully understands its terms and contents, including his or her rights and obligations hereunder, and freely, voluntarily and without coercion enters into this Agreement.

16.

For the purposes of this Agreement, the term “Equity” includes:  Equity Residential, Equity Residential Management, L.L.C., Equity Residential Services, L.L.C., Equity Residential Properties Management Limited Partnership, ERP Operating Limited Partnership, Equity Residential Properties Management Limited Partnership II, Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II, ERP Holding Co. Inc., Equity Residential Services II, L.L.C. and to the extent applicable, as direct intended and third party beneficiaries hereof, their past and present owners, directors, officers, managers, agents, attorneys, insurers, employees, representatives, trustees, administrators, fiduciaries, parents, subsidiaries, divisions, partners, joint ventures, sister corporations and/or affiliated business entities, predecessors, successors, heirs, and assigns, jointly and severally, in both their personal and corporate capacities.

In Witness Whereof, this Agreement has been executed as of the above date.

EQUITY RESIDENTIAL               EXECUTIVE

By:	/s/ Scott J. Fenster	By:	/s/ David S. Santee
	Scott J. Fenster		David S. Santee
	Executive Vice President and General Counsel		Executive Vice President and Chief Operating Officer

EXHIBIT A

GENERAL RELEASE AND WAIVER AGREEMENT

THIS GENERAL RELEASE AND WAIVER AGREEMENT (this “Agreement”) is entered into by and between EQUITY RESIDENTIAL (“Equity”), and ___________________(“Executive”) on ____________ and shall be effective upon the expiration of the revocation period referred to herein (the “Effective Date”).

WHEREAS, Executive and Equity entered into a Retirement Agreement dated ____________________(the “Retirement Agreement”), to document Executive’s retirement from Equity effective as of _____________; and

WHEREAS, Executive agreed in the Retirement Agreement to execute a General Release and Waiver Agreement to receive certain benefits thereunder;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and in the Retirement Agreement, and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Executive and Equity voluntarily and knowingly agree as follows:

1.

For the purposes of this Agreement, the term “Equity” includes:  Equity Residential, Equity Residential Management, L.L.C., Equity Residential Services, L.L.C., Equity Residential Properties Management Limited Partnership, ERP Operating Limited Partnership, Equity Residential Properties Management Limited Partnership II, Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II, ERP Holding Co. Inc., Equity Residential Services II, L.L.C. and to the extent applicable, as direct intended and third party beneficiaries hereof, their past and present owners, directors, officers, managers, agents, attorneys, insurers, employees, representatives, trustees, administrators, fiduciaries, parents, subsidiaries, divisions, partners, joint ventures, sister corporations and/or affiliated business entities, predecessors, successors, heirs, and assigns, jointly and severally, in both their personal and corporate capacities.

2.

Except as provided below, Executive hereby fully, finally, and unconditionally releases Equity from any and all claims, suits, demands, charges, debts, grievances, costs, attorneys’ fees or injuries of every kind or nature, whether known or unknown, absolute or contingent, suspected or unsuspected, which Executive had or now has against Equity based on any matter or thing occurring or arising prior to the date of this Agreement, including but not limited to claims arising out of or relating to Executive’s employment with Equity.  This release includes, but is not limited to, claims for breach of contract, wrongful discharge or layoff, constructive discharge, retaliatory discharge; claims for wages, bonuses or other compensation; and claims of any discrimination based on age, color, disability, national origin, race, religion, sex, sexual orientation, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination In Employment Act Of 1967, the Older Workers Benefit Protection Act, the Equal Pay Act, the Family And Medical Leave Act, and any amendments to any of these statutes, as well as any state and local statutes and ordinances pertaining to the employment relationship or prohibiting discrimination in employment, including but not limited to the laws of the states of  Illinois, any state in which Executive currently works or lives and any other states or locales in which Equity conducts business. Nothing in this paragraph shall affect or be deemed to compromise Executive’s rights or remedies under any Equity benefit plan or compensation program in which he participates, including but not limited to the Supplemental Executive Retirement Plan, Advantage Retirement Plan (“401K”), Executive Long-Term Incentive Plan, provisions of the limited partnership agreement of ERP Operating Limited Partnership relating to LTIP Units, and the 2011 Share Incentive Plan.  Also excluded from this release are any claims or administrative charges which cannot be waived by law, claims relating to enforcement of the Retirement Agreement or this Agreement, and claims for indemnification arising under law, by-laws or contract.  EXECUTIVE UNDERSTANDS AND AGREES THAT THIS RELEASE FOREVER BARS EXECUTIVE

FROM SUING, ARBITRATING OR OTHERWISE ASSERTING A CLAIM AGAINST EQUITY ON ANY RELEASED CLAIM.
3.

The parties agree and acknowledge that should either party violate any term of this Agreement, the amount of damages that the other party would suffer as a result of such violation would be difficult to ascertain.  In the event of a breach by either party of any term of this Agreement, in addition to injunctive relief or any other damages, the non-breaching party may recover all costs and expenses reasonably incurred by it in enforcing this Agreement or defending against a suit brought in violation of this Agreement, including reasonable attorneys’ fees.

4.

Executive acknowledges that he has been given twenty-one (21) days from the date he received this Agreement to consider its terms and decide whether or not to sign it.  The twenty-one (21) day period started on the day Executive received this Agreement, and any changes to this Agreement, whether or not material, do not restart the running of the twenty-one (21) day period. Executive understands that he may revoke this Agreement at any time within the seven (7) day period following execution thereof and that this Agreement shall become effective and enforceable only when the revocation period has expired and Executive has not revoked this Agreement.

5.

This Agreement shall be binding upon Equity and its successors and assigns and upon Executive and his or her respective agents, heirs, executors, representatives, and assigns. A waiver of any right under this Agreement must be in writing to be effective. If any portion of this Agreement is held invalid by operation of law, the remaining terms of this Agreement shall not be affected.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, (without giving effect to the conflict of laws principles thereof) except to the extent that federal laws apply. This Agreement cannot be modified, withdrawn, rescinded or supplemented in any manner after the date upon which it is executed except in a writing signed by both parties.

EQUITY RESIDENTIALEXECUTIVE

By: